Press
Release
Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                        (386) 944-5643
Facsimile:                   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2012 EARNINGS

DAYTONA BEACH, FLORIDA, October 25, 2012. Consolidated-Tomoka Land Co., (NYSE  MKT - CTO) today announced its operating results for the third quarter and nine months ended September 30, 2012.

SIGNIFICANT ACTIVITIES:
Operating results for the third quarter ended September 30, 2012 (compared to the same quarterly period in 2011):

•	Net Loss per share was $0.10

•
The quarter was impacted by $145,000 of separation costs for a retiring senior executive and a non-cash  legal reserve of $611,691, related to previously disclosed litigation commenced in 2010, an $0.08 impact on net loss per share

•	Revenue from Income Properties portfolio increased 7% to $2.46 million

•	Revenue from Real Estate Operations totaled $331,496, an increase of $262,090

•	Revenue from Golf Operations increased nearly 3%, while net operating losses were approximately $453,000, a 2% improvement.

OTHER HIGHLIGHTS

•	Book value increased by approximately $1 million since December 31, 2011, to $114,120,431 or $19.98 per share

•	Acquired a 1.53- acre land parcel in Phoenix, Arizona, for $1.8 million with a 15-year ground lease for a new corporately owned Buffalo Wild Wings restaurant

•	Entered into an amendment to the unsecured revolving credit facility increasing the borrowing capacity to $62 million and adding an additional participating lender on the line

•
Entered into an amendment of lease with the City of Daytona Beach on Golf Operations land/facility, reducing scheduled rent to $250,0000 per year with a 1.75% escalator per annum beginning in 2013, versus the rent increase of $500,000 per year scheduled to begin in 2012, and agreed to spend a maximum of $200,000 on renovations to the clubhouse, which  commenced in early October

•	Total golf memberships for the golf operations grew by 94% since January 2012

•	Debt totaled approximately $16.7 million at September 30, 2012, versus $15.3 million at December 31, 2011, and total cash was approximately $2.4 million at September 30, 2012

•
Received the second year payment of $922,114 pursuant to the terms of a subsurface lease agreement, with the two payments received being recognized into income over the two- year lease term commencing in September, 2011

•	The Company hired a Director of Real Estate in the quarter to oversee the Company’s Daytona Beach land holdings

Financial Results
Revenue
Total revenue for the quarter ended September 30, 2012, increased 19% to $3.8 million, compared to $3.2 million during the same quarter in 2011.  This increase included a $160,326 or 7% increase in revenue generated by our Income Properties. Our revenue from the real estate operations increased $262,090, or 377%, from the same period in 2011, reflecting revenue generated by a subsurface lease delay rental payment. Total revenues for the nine months ended September 30, 2012, increased 25% to approximately $13.2 million compared to approximately $10.6 million during the same period in 2011. The significant growth in revenues during the nine-month period in 2012 reflects approximately $520,000 or nearly 8% in revenue growth from our income properties, with $618,000 in revenue from our first land sale in three years, and continued revenues generated by our subsurface leasing agreements.

Net Income (Loss)
Net loss for the quarter ended September 30, 2012 was $556,606, an improvement of 87% compared to a loss of $4,217,992 during the same quarter in 2011. Our results in the quarter benefited from the approximately $615,000 increase in revenues and a reduction in direct cost of revenues of  $102,918 or 6%. Our general and administrative costs increased 52% or $636,372 due to a legal reserve of $611,691 and a one-time separation payment to a retiring senior executive of $145,000. Excluding these charges, our general and administrative costs would have declined $120,319. Our net loss for the quarter and net income for the nine months ended September 30, 2012, included non-cash stock compensation expenses of $446,678 and $870,303, respectively. Net income for the nine months ended September 30, 2012, increased to $537,381 equivalent to $0.09 per share, compared to a net loss of $4,158,115, or a $0.73 loss per share, during the same period in 2011.

Real Estate Portfolio Update
Property Acquisition
In September, we acquired a 1.53- acre land parcel in Phoenix, Arizona, for $1.8 million, which had a 15-year ground lease for a new corporately owned Buffalo Wild Wings restaurant.

At September 30, 2012, the Company owned 25 single-tenant properties, with an average remaining lease term of approximately 10.2 years. In addition, the Company owns 2 self-developed multi-tenant properties, with a weighted average occupancy of 85%.

Semi-Annual Dividend
At its regular meeting of the Board of Directors on October 24, 2012, the Company declared a semi-annual dividend of $0.02 per share, payable on November 28, 2012, to shareholders of record as of November 9, 2012.  The Company has  paid a dividend every year since 1976.

CEO Comments on Operating Results
John P. Albright, president and chief executive officer, stated, “We are encouraged by our  continual improvement in our operations during the quarter and the  addition of an income asset  to our portfolio.”  Mr. Albright further noted, “Although we experienced a net loss in the quarter, which resulted from a legal reserve recorded in connection with litigation commenced in 2010, non-cash stock compensation expenses for equity award grants to our recently hired senior executive team and a non-recurring expense related to separation costs for a retiring senior executive, we remain cash flow positive.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States as well as over 11,000 acres in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2012, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-Q for the quarter ended  September 30, 2012.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2012	2011
ASSETS
Cash	$2,381,299	$6,174
Restricted Cash	3,764,058	2,779,511
Refundable Income Tax	--	399,905
Land and Development Costs	27,844,287	27,825,924
Intangible Assets	3,880,128	3,572,096
Assets Held for Sale	--	7,694,710
Other Assets	7,595,195	8,023,872
	$45,464,967	$50,302,192

Property, Plant and Equipment:
Land, Timber and Subsurface Interests	$15,144,835	$15,109,298
Golf Buildings, Improvements and Equipment	2,535,294	2,535,294
Income Properties Land, Buildings and Improvements	120,173,169	111,564,673
Other Furnishings and Equipment	932,504	2,320,766
Total Property, Plant and Equipment	138,785,802	131,530,031
Less, Accumulated Depreciation and Amortization	(11,745,344)	(11,566,420)
Net - Property, Plant and Equipment	127,040,458	119,963,611

TOTAL ASSETS	$172,505,425	$170,265,803

LIABILITIES
Accounts Payable	$196,564	$385,685
Accrued Liabilities	7,671,153	7,317,676
Accrued Stock Based Compensation	351,028	484,489
Pension Liability	1,219,171	1,586,513
Income Taxes Payable	345,393	--
Deferred Income Taxes	31,874,836	32,060,283
Notes Payable	16,726,849	15,266,714

TOTAL LIABILITIES	$58,384,994	$57,101,360
Commitments and Contingencies

SHAREHOLDERS' EQUITY
Common Stock – 25,000,000 shares authorized; $1 par value, 5,725,442 issued and 5,831,708 shares outstanding at September 30, 2012; 5,724,147 issued and 5,829,464 outstanding at December 31, 2011	5,725,442	5,724,147
Treasury Stock – 14,634 Shares held at September 30, 2012; no shares held at December 31, 2011	(453,654)	--
Additional Paid in Capital	6,683,030	5,697,554
Retained Earnings	103,295,038	102,872,167
Accumulated Other Comprehensive Loss	(1,129,425)	(1,129,425)

TOTAL SHAREHOLDERS' EQUITY	$114,120,431	$113,164,443

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$172,505,425	$170,265,803

CONSOLIDATED TOMOKA LAND CO.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Revenues
Income Properties	$2,461,342	$2,301,016	$7,241,189	$6,723,261
Real Estate Operations	331,496	69,406	2,299,102	200,712
Golf Operations	861,326	838,646	3,443,984	3,559,926
Other Income	186,458	16,646	264,894	67,778
Total Revenues	$3,840,622	$3,225,714	$13,249,169	$10,551,677

Direct Cost of Revenues
Income Properties	$(199,710)	$(129,271)	$(518,904)	$(374,662)
Real Estate Operations	(143,138)	(151,671)	(531,913)	(527,289)
Golf Operations	(1,314,428)	(1,300,876)	(4,210,959)	(4,488,542)
Other	(28,530)	(206,906)	(166,420)	(444,664)
Total Direct Cost of Revenues	$(1,685,806)	$(1,788,724)	$(5,428,196)	$(5,835,157)

General and Administrative	$(1,864,770)	$(1,228,398)	$(4,200,082)	$(3,459,469)
Stock Compensation	(446,678)	10,676	(870,303)	51,855
Impairment Charges	-	(6,618,888)	-	(6,618,888)
Depreciation and Amortization	(584,210)	(604,953)	(1,723,504)	(1,733,396)
Gain (Loss) on Disposition of Assets	(33,513)	42,692	242,051	155,607
Total Operating Expenses	$(4,614,977)	$(10,187,595)	$(11,980,034)	$(17,439,448)
Operating Income (Loss)	(774,355)	(6,961,881)	1,269,135	(6,887,771)
Interest Income	453	41,436	820	156,580
Interest Expense	(124,650)	(167,996)	(401,060)	(545,999)
Loss on Early Extinguishment of Debt	-	-	(245,726)	-
Income (Loss) from Continuing Operations
Before Income Tax	(898,552)	(7,088,441)	623,169	(7,277,190)
Income Tax	341,946	2,778,394	(237,238)	2,875,627
Income (Loss) from Continuing Operations	(556,606)	(4,310,047)	385,931	(4,401,563)
Income from Discontinued Operations (net of tax)	-	92,055	151,450	243,448
Net Income (Loss)	$(556,606)	$(4,217,992)	$537,381	$(4,158,115)

Per Share Information
Basic and Diluted
Income (Loss) from Continuing Operations	$(0.10)	$(0.75)	$0.06	$(0.77)
Income from Discontinued Operations (net of tax)	$--	$(0.01)	$0.03	$0.04
Net Income (Loss)	$(0.10)	$(0.74)	$0.09	$(0.73)

Dividends Declared and Paid	$-	$-	$0.02	$0.02

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